Exhibit 99.1

Hillenbrand Announces CFO Transition

•	Robert VanHimbergen, most recently Vice President and Corporate Controller at Johnson Controls, to join Hillenbrand on March 14 and assume role of CFO on April 30

•	Kristina Cerniglia to step down on April 29 after eight years as CFO of Hillenbrand

BATESVILLE, Ind., March 10, 2022 -- Hillenbrand, Inc. (the “Company”) (NYSE: HI) announced today that Robert VanHimbergen, former Vice President and Corporate Controller at Johnson Controls, will join the Company as Executive Vice President, Finance on March 14, and will assume the role of Chief Financial Officer on April 30. To ensure continuity and support an effective transition, Kristina Cerniglia, current SVP and CFO, will remain as CFO until April 29, at which time she will step down after eight years of dedicated service, to pursue other professional opportunities.

Mr. VanHimbergen was most recently Vice President and Corporate Controller at Johnson Controls, a Fortune 100 company with 2021 annual revenue of nearly $25 billion. He spent 15 years at Johnson Controls and led the global finance, accounting and reporting functions, was a member of the executive leadership team and was deeply involved in Johnson Controls’ enterprise transformation initiative. He had previous roles with Johnson Controls, including CFO of a $9 billion automotive interiors business in Shanghai, China, and also led the battery division in Asia. Prior to Johnson Controls, Mr. VanHimbergen spent nearly a decade at PwC working with large multi-national manufacturing companies.

“With over two decades of global financial expertise and extensive global operations experience, we are excited to welcome Bob as Hillenbrand’s next CFO,” said Kim Ryan, President and Chief Executive Officer of Hillenbrand. “Bob’s strategic leadership and M&A experience will be extremely valuable as Hillenbrand continues to execute its profitable growth strategy.”

“I am thrilled to join Hillenbrand and look forward to working with the team in executing the Company’s strategic plan, accelerating growth, and continuing to enhance shareholder value,” said Mr. VanHimbergen. “Hillenbrand has a strong operating model and rich history, and I am excited to join at a time of significant opportunity for the Company and its stakeholders.”

As CFO, Mr. VanHimbergen will lead Hillenbrand’s finance function globally and be responsible for ensuring the Company’s continued strong financial and operating performance, while overseeing financial planning and analysis, controllership, tax, treasury, internal audit and investor relations. He will serve on the Executive Management Team and help lead the evolution and execution of Hillenbrand’s long-term strategy.

“Over the past eight years, Kristina has been a valued member of Hillenbrand’s leadership team, playing a critical role in creating high-performance finance and IT organizations and driving our transformation into a global diversified industrial company,” said Kim Ryan. “On behalf of our board and entire company, we thank her for her contributions and wish her well in her future endeavors.”

“It has been an honor to serve as Hillenbrand’s CFO through a significant transformation and to collaborate with so many talented colleagues during my tenure. I want to thank our board, Kim, the leadership team, and all of our employees for their partnership over the past 8 years. I look forward to the Company’s continued success,” said Ms. Cerniglia.

About Hillenbrand

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with businesses that serve a wide variety of industries around the world. We pursue profitable growth and robust cash generation to drive increased value for our shareholders. Hillenbrand's portfolio includes industrial businesses such as Coperion, Milacron Injection Molding & Extrusion, and Mold-Masters, in addition to Batesville, a recognized leader in the death care industry in North America. Hillenbrand is publicly traded on the NYSE under "HI."

Investor Relations for Hillenbrand

Sam Mynsberge, Sr. Director, Investor Relations

Phone: 812-931-5036

Email: investors@hillenbrand.com

Corporate Communications for Hillenbrand

Paul Whitmore, Manager, Corporate Communications

Phone: 812-931-5214

Email: paul.whitmore@hillenbrand.com

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